EXHIBIT 1.2

Pricing Agreement

May 29, 2002

Ladies and Gentlemen:

         Lincoln National Corporation, an Indiana corporation (the “Company”), proposes, subject to the terms and conditions stated herein (this “Agreement”) and in the Underwriting Agreement, dated May 29, 2002 (the “Underwriting Agreement”), executed by the Company, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty which refers to the Final Prospectus in Section 1 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Final Prospectus (as therein defined), and also a representation and warranty as of the date of this Agreement in relation to the Final Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to the Underwriting Agreement and the address of the Representatives are set forth at the end of Schedule II hereto.

         An amendment to the Registration Statement, or a supplement to the Basic Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

         Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount or the number of shares, as the case may be, of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

         If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers hereof.

Very truly yours,

LINCOLN NATIONAL CORPORATION

		By:	/s/ Frederick J. Crawford

		Title:	Vice President and Treasurer

Accepted as of the date hereof:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Salomon Smith Barney Inc.

Banc One Capital Markets, Inc.

First Union Securities, Inc.

Fleet Securities, Inc.

By:	Salomon Smith Barney Inc.

On behalf of each of the Underwriters

By:	/s/ Anne C. Kroenberg

Title:	Managing Director

SCHEDULE I

Principal Amount
of Notes
Underwriters	to Be Purchased

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$87,500,000

Salomon Smith Barney Inc.	87,500,000

Banc One Capital Markets, Inc.	25,000,000

First Union Securities, Inc.	25,000,000

Fleet Securities, Inc.	25,000,000

Total	$250,000,000

SCHEDULE II

Underwriting Agreement, dated May 29, 2002

Registration Statement Nos.: 333-84728, 33-04133 and 33-59785

Underwriters:

Merrill Lynch, Pierce, Fenner & Smith Incorporated Salomon Smith Barney Inc. Banc One Capital Markets, Inc. First Union Securities, Inc. Fleet Securities, Inc.

Title, Purchase Price and Description of Securities:

         Title: 5.25% Notes due 2007 (the “Notes”)

         Aggregate principal amount: $250,000,000

         Number of Shares: Not applicable

         Price to the public: 99.596%

         Purchase price (include accrued interest or amortization, if any): 98.996%

         Underwriting Discount: 0.600%

         Sinking fund provisions: None

         Redemption provisions: As described in the Final Prospectus, dated May 29, 2002

         Other provisions: None

         Maturity: June 15, 2007

         Interest Rate: 5.25% payable from June 3, 2002

         Interest Payment Dates: June 15 and December 15, commencing on December 15, 2002

Record Dates:	Next preceding June 1 for June 15 Interest Payment Date and December 1 for December 15 Interest Payment Date

Closing Date, Time and Location:

June 3, 2002 9:00 a.m. Sullivan & Cromwell, 125 Broad Street, New York, New York 10004

Delayed Delivery Arrangements: None

Modification of items to be covered by the letter from Ernst & Young LLP delivered pursuant to Section 5(g) at the time this Agreement is executed: None

Addresses of Representatives for purposes of this Agreement:

Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center North Tower — 25th Floor 250 Vesey Street New York, New York 10281

Salomon Smith Barney Inc. 388 Greenwich Street 35th Floor New York, New York 10013